Exhibit 5.1

[Cahill Gordon & Reindel LLP Letterhead]

(212) 701-3000

June 30, 2020
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road, Pembroke HM08
Bermuda

Ladies and Gentlemen:

We have acted as special counsel to Arch Capital Group Ltd., a Bermuda public company limited by shares (the “Issuer”), in connection with the registration statement on Form S-3 (File No. 333-221344) (the “Registration Statement”) and the Prospectus Supplement dated June 23, 2020 (the “Prospectus”) relating to $1,000,000,000 aggregate principal amount of the Issuer’s 3.635% Senior Notes due 2050 (the “Notes”) issued on the date hereof.

In our capacity as counsel, we have examined originals, or copies certified or otherwise identified, of (i) the Purchase Agreement, dated June 23, 2020, by and among the Issuer and Wells Fargo Securities, LLC, BofA Securities, Inc., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, and Lloyds Securities Inc., as representatives of the underwriters listed therein; (ii) the base indenture (the “Base Indenture”), dated as of May 4, 2004, by and between the Issuer and The Bank of New York Mellon, as successor Trustee to JPMorgan Chase Bank (the “Trustee”); (iii) the Second Supplemental Indenture, dated as of the date hereof, by and between the Issuer and the Trustee (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”); (iv) the form of global notes representing the Notes; and (v) the Registration Statement and the Prospectus.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certain records of the Issuer, certain agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Issuer and others. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.Assuming due authorization and execution by the Issuer and, when authenticated by the Trustee in accordance with the Indenture and delivered to the Underwriters against payment therefor in accordance with the terms of the Purchase Agreement, the Notes will have been validly issued and delivered and will constitute valid and binding obligations of the Issuer entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be subject to the Enforceability Exceptions (as defined herein).

Our opinions set forth above are subject to the following qualifications:

A.The enforceability of the Notes may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer acts, moratorium or other laws affecting creditor’s rights generally; and (ii) judicial discretion and general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation, principles that (a) include a requirement that a creditor act with reasonableness and in good faith and deal fairly with its debtors, (b) limit a creditor’s right to accelerate maturity of a debt upon the occurrence of a default deemed immaterial, or (c) might render certain waivers unenforceable, and we wish to advise you that the remedy of specific performance or injunctive relief (whether considered in a proceeding in equity or at law) is subject to the exercise of judicial discretion.

B.Certain provisions of the Notes may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Notes, and the Notes contain adequate provisions for the practical realization of the rights and benefits intended to be provided thereby. Without limiting the foregoing, New York courts or Federal courts applying New York law may deny or limit the enforceability of clauses or provisions that purport to (i) give the right of specific performance and injunctive and other forms of equitable relief, (ii) limit or expand the right of set-off, (iii) require that provisions thereof be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practices or course of conduct has been created modifying any provisions of such documents, (iv) limit the jurisdiction of any courts or establish any exclusive venue or evidentiary standards or any waiver of trial by jury, or (v) provide for indemnification or contribution, in either case, to the extent such provisions violate general principles of equity (regardless of whether considered in a proceeding in equity or at laws) or public policy (the qualification set forth in this paragraph B, together with those in paragraph A, the “Enforceability Exceptions”).

C.We express no opinion as to the right of the Trustee or any holder of the Notes to collect any payment to the extent that such payment constitutes a penalty, forfeiture or late charge.

D.We express no opinion as to the applicability of Section 547 or 548 of the United States Bankruptcy Code or of any provisions of any state preference or fraudulent conveyance statute or law to the transactions contemplated by the Notes.

E.We express no opinion as to the effect, if any, of any law of any jurisdiction (other than the State of New York) in which any holder of the Notes or the company is located or where the enforcement of the Notes may be sought that limits the rate of interest that such holder of the Notes may charge or collect.

F.Our opinions above insofar as they related to the choice of law provisions or provisions purporting to constitute a submission to the jurisdiction of one or more specified courts, of the Notes, is rendered solely in reliance upon New York General Obligations Law Section 5-1401 and 5-1402, and New York Civil Practice Law and Rules 327(b), and is expressly conditioned upon the assumption that the legality, validity, building effect and enforceability of such provisions will be determined by a court of the State of New York, or a Untied States Federal court sitting in New York and applying New York choice of law rules, including such Section 5-1401 and 5-1402.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (including, without limitation, Bermuda).

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed by the Issuer on the date hereof. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement, the prospectus therein or the Prospectus Supplement therein and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP